BRUNDAGE, STORY AND ROSE INVESTMENT TRUST

                                 CODE OF ETHICS


1.   Coverage of the Code.

     This Code of Ethics governs the duties and responsibilities of the Trustees of Brundage, Story and Rose Investment Trust (the "Trust") who are not "interested persons" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act"). All other "access persons," as defined in Rule 17j-1(e)(1) under the 1940 Act, of the Trust or the Trust's investment adviser or principal underwriter are not subject to the provisions of this Code of Ethics. Such access persons are covered under a code of ethics, adopted pursuant to Rule 17j-1, of either the Trust's investment adviser or principal underwriter.

2.   Statement of General Fiduciary Principles.

     This Code of Ethics is based on the principles that (i) Trustees of the Trust owe a fiduciary duty to the Trust and its shareholders to conduct their personal transactions in securities in a manner which neither interferes with the Trust's portfolio transactions nor otherwise takes unfair or inappropriate advantage of their relationship to the Trust; (ii) in complying with this fiduciary duty, Trustees owe the Trust and its shareholders the highest duty of trust and fair dealing; and (iii) Trustees must, in all instances, place the interests of the Trust and its shareholders ahead of their own personal interests.

3.   Prohibited Transactions and Activities.

     (a) No Trustee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows at the time of such purchase or sale:

          (i)  is being considered for purchase or sale by the Trust; or

          (ii) is being purchased or sold by the Trust.

     (b) Beneficial ownership interest in a security includes ownership by the Trustee's spouse or relatives living in the same household.

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4.   Reporting.

     (a) A Trustee of the Trust need only report a personal transaction in any security in which such Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Trustee, at the time of that personal transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or following the date of the personal transaction by the Trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust or its investment adviser.

     (b)  If a Trustee must report a personal  transaction pursuant to paragraph
          (a), then the report shall be made to the Secretary of the Trust not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Trustee submitting the report, and shall contain the following information:

          (i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) the price at which the transaction was effected; and

          (iv) the name of the broker, dealer or bank through whom the transaction was effected.

               Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

5.   Exempted Transactions.

     The prohibitions of Section 2 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Trustee has no direct or indirect influence or control.

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     (b)  Purchases or sales which are  non-volitional on the part of either the
          Trustee or the Trust.

     (c) Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

     (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

6.   Sanctions.

     Upon discovering a violation of this Code, the Board of Trustees of the Trust may take such actions or impose such sanctions, if any, as it deems appropriate under the circumstances.

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